UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2021

Signify Health, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40028	85-3481223
(State of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

800 Connecticut Avenue
Norwalk, CT (Address of Principal Executive Offices)		06854 (Zip Code)

Registrant’s telephone number, including area code: (203) 541-4600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per Share	SGFY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2021 Signify Health, LLC (“Signify”) entered into a credit agreement (the “credit agreement”) among Cure Intermediate 3, LLC (“Cure Intermediate”), Signify, the other guarantors party thereto, the financial institutions party thereto (the “lenders”), and Barclays Bank PLC, as administrative agent and collateral agent. Barclays Bank PLC, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, BofA Securities Inc., UBS Securities LLC, and Deutsche Bank Securities Inc. acted as joint lead arrangers and joint bookrunners. The credit agreement refinanced and replaced Signify’s prior credit agreement entered into as of December 21, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time) among Cure Intermediate, Signify, the other guarantors party thereto, the financial institutions party thereto and UBS AG, Stamford Branch, as administrative agent and collateral agent.

The credit agreement provides for a $350,000,000 senior secured first lien term loan facility and a $185,000,000 senior secured revolving credit facility (collectively, the “facilities”). The facilities will be used by Signify to refinance its prior credit facilities and for general corporate purposes. The term loan facility is scheduled to mature on June 22, 2028 and the revolving credit facility is scheduled to expire and mature on June 22, 2026. The facilities are secured by substantially all of the assets (subject to customary exceptions) of Signify and the guarantors thereunder, which includes Cure Intermediate and Signify’s wholly-owned domestic subsidiaries (subject to customary exceptions). Interest with respect to the facilities is based on either (i) the base rate formula or (ii) the adjusted LIBOR formula, each as described in the credit agreement with respect to the applicable type of borrowing.

The credit agreement contains customary representations and warranties as well as customary affirmative and negative covenants and events of default. Negative covenants include, among others and in each case subject to certain exceptions, limitations on incurrence of liens by Signify and its restricted subsidiaries, limitations on incurrence of indebtedness by Signify and its restricted subsidiaries, limitations on making dividends and other distributions, limitations on engaging in asset sales, limitation on making investments, limitations on engaging in transactions with affiliates, and a requirement that the consolidated first lien net leverage ratio (as defined in the credit agreement) as of the end of any fiscal quarter is not greater than 4.50 to 1.00 if on the last day of such fiscal quarter the revolving credits outstanding exceeds 35% of the total amount revolving credit commitments at such time. If any of the events of default occur and are not cured or waived, any unpaid amounts under the credit agreement may be declared immediately due and payable, the revolving credit commitments may be terminated and remedies against the collateral may be exercised.

The description above is a summary and is qualified in its entirety by the credit agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with its entry into the credit agreement, on June 22, 2021 Signify terminated its credit agreement entered into as of December 21, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time) among Cure Intermediate, Signify, the other guarantors party thereto, the financial institutions party thereto and UBS AG, Stamford Branch, as administrative and collateral agent. All outstanding principal, accrued interest, costs, fees and expenses were paid in full at the termination of this credit agreement.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Credit Agreement dated as of June 22, 2021, among Cure Intermediate 3, LLC, Signify Health, LLC, the other guarantors party thereto, the financial institutions party thereto and Barclays Bank PLC, as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNIFY HEALTH, INC.

Date: June 22, 2021	By:	/s/ Steve Senneff
Name: Steve Senneff
Title: Chief Financial Officer & President